Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

OF

HALCÓN RESOURCES CORPORATION

I, Floyd C. Wilson, Chief Executive Officer of Halcón Resources Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three months ended March 31, 2012, (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at March 31, 2012, and the results of the Company’s operations for the three months ended March 31, 2012.

May 8, 2012	By:	/s/ FLOYD C. WILSON
	Name:	Floyd C. Wilson
	Title:	Chairman of the Board, President and Chief Executive Officer